EXHIBIT 34.1

Deloitte & Touche LLP
First National Tower 1601 Dodge Street, Ste. 3100 Omaha, NE 68102-1649 USA

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

First National Bank of Omaha

Omaha, Nebraska

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB, that First National Bank of Omaha (“FNBO”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the First National Master Note Trust (the “Platform”) as of and for the year ended December 31, 2013, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), and 1122(d)(4)(x), which management has determined are not applicable to the activities performed by FNBO with respect to the Platform Management is responsible for FNBO’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the FNBO’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about FNBO’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether FNBO performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by FNBO during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by FNBO during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on FNBO’s compliance with the servicing criteria.

In our opinion, management’s assertion that FNBO complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the Platform is fairly stated, in all material respects.

March 26, 2014

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